Filed Pursuant to Rule 433
                                                         File No.: 333-129159-20


The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-422-2006.


                                        THE SERIES 2006-11 CERTIFICATES

                   INITIAL        PASS-
                  PRINCIPAL      THROUGH
     CLASS        BALANCE(1)      RATE            PRINCIPAL TYPES               INTEREST TYPES           CUSIP
------------------------------------------------------------------------------------------------------------------
OFFERED CERTIFICATES
Class A-1          $35,000,000   6.000%    Super Senior, Sequential Pay        Accrual, Fixed Rate
Class A-2          $19,445,000   6.000%    Senior, Accretion Directed          Fixed Rate
Class A-3           $5,000,000   6.000%    Super Senior, Accretion Directed    Fixed Rate
Class A-4          $10,000,000   5.000%    Senior, Sequential Pay              Fixed Rate
Class A-5          $13,637,000   6.000%    Senior, Accretion Directed          Fixed Rate
Class A-6         $241,052,000   6.000%    Senior, Sequential Pay              Fixed Rate
Class A-7           $3,445,000   6.000%    Senior, Sequential Pay              Fixed Rate
Class A-8         $216,670,000   6.000%    Senior, Pass-Through                Fixed Rate
Class A-9          $20,000,000   6.500%    Senior, Sequential Pay              Fixed Rate
Class A-10        $100,000,000   6.000%    Super Senior, Sequential Pay        Fixed Rate
Class A-11         $25,000,000   6.000%    Super Senior, Sequential Pay        Fixed Rate
Class A-12          $4,658,000   6.000%    Senior, Sequential Pay              Fixed Rate
Class A-13         $38,390,000   6.000%    Senior, Planned Amortization        Fixed Rate
Class A-14         $25,000,000   6.000%    Senior, Accretion Directed,         Fixed Rate
                                           Scheduled Amortization
Class A-15          $1,667,000   6.000%    Senior, Companion                   Accrual, Fixed Rate
Class A-16         $55,587,000   6.000%    Super Senior, Lockout               Fixed Rate
Class A-17          $6,783,000   6.000%    Super Senior Support, Lockout       Fixed Rate
Class A-18         $30,567,000   6.000%    Senior, Lockout                     Fixed Rate
Class A-19        $100,000,000   6.000%    Senior, Sequential Pay              Fixed Rate
Class A-20         $17,673,000   6.000%    Senior, Sequential Pay              Fixed Rate
Class A-PO             $54,821   0.000%    Senior, Ratio Strip                 Principal Only
Class A-R                 $100   6.000%    Senior, Sequential Pay              Fixed Rate
Class B-1          $17,002,000   6.000%    Subordinated                        Fixed Rate
Class B-2           $5,501,000   6.000%    Subordinated                        Fixed Rate
Class B-3           $3,000,000   6.000%    Subordinated                        Fixed Rate
NON-OFFERED CERTIFICATES
Class B-4           $2,001,000   6.000%    Subordinated                        Fixed Rate
Class B-5           $1,500,000   6.000%    Subordinated                        Fixed Rate
Class B-6           $1,500,646   6.000%    Subordinated                        Fixed Rate

-------------
(1) Approximate. The initial principal balances are subject to adjustment.

Allocation of Amount to be Distributed on the Class A Non-PO Certificates


      I. On each Distribution Date occurring prior to the Accretion Termination Date for the Class A-1 Certificates, the applicable Accrual Distribution Amount will be distributed, sequentially, as follows:

      first, to the Class A-2 Certificates;

      second, concurrently, to the Class A-3 and Class A-5 Certificates, pro rata; and

      third, to the Class A-1 Certificates.

      II. On each Distribution Date occurring prior to the Accretion Termination Date for the Class A-15 Certificates, the applicable Accrual Distribution Amount will be distributed, sequentially, as follows:

      first, to the Class A-14 Certificates, up to the Reduction Amount for such Distribution Date; and

      second, to the Class A-15 Certificates.

      III. On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Non-PO Certificates, sequentially, as follows:

      first, to the Class A-R Certificates;

      second, concurrently, as follows:

(a) approximately 22.3469276197% to the Class A-8 Certificates;

(b) approximately 62.3638835200%, sequentially, as follows:

           (i) concurrently, to the Class A-16 and Class A-17 Certificates, pro rata, up to the Priority I Amount for such Distribution Date;

           (ii) concurrently, as follows:

                     (A) approximately 55.3167174201% to the Class A-6 Certificates;

                     (B) approximately 22.9480433351% to the Class A-10 Certificates;

                     (C) approximately 6.8059306923%, sequentially, to the Class A-11 and Class A-12 Certificates; and

                     (D) approximately 14.9293085525%, sequentially, as follows:

                               (1) to the Class A-13 Certificates, up to the PAC
                     Principal Amount for such Distribution Date;

                               (2) to the Class A-14 Certificates, up to the
                     Reduction Amount for such Distribution Date; and

                               (3) sequentially, to the Class A-15, Class A-14
                     and Class A-13 Certificates;

           (iii) concurrently, as follows:

                     (A) approximately 68.6042036291%, sequentially, as follows:

                               (1) to the Class A-2 Certificates;

                               (2) concurrently, to the Class A-3 and Class A-5
                     Certificates, pro rata; and

                               (3) to the Class A-1 Certificates; and

                     (B) approximately 31.3957963709%, sequentially, as follows:

                               (1) concurrently, to the Class A-4 and Class A-9
                     Certificates, pro rata; and

                               (2) to the Class A-7 Certificates; and

           (iv) concurrently, to the Class A-16 and Class A-17 Certificates, pro rata; and (c) approximately 15.2891888603%, sequentially, as follows:

           (i) to the Class A-18 Certificates, up to the Priority II Amount for such Distribution Date; and

           (ii) sequentially, to the Class A-19, Class A-20 and Class A-18 Certificates.

      The "PAC PRINCIPAL AMOUNT" for any Distribution Date means the amount, if any, that would reduce the Principal Balance of the Class A-13 Certificates (the "PAC CERTIFICATES") to the percentage of the initial Principal Balance shown in the related table appearing in Appendix I with respect to such Distribution Date.

      The "REDUCTION AMOUNT" for any Distribution Date means the amount, if any, that would reduce the Principal Balance of the Class A-14 Certificates (the "SCHEDULED CERTIFICATES") to the percentage of the initial Principal Balance shown in the related table appearing in Appendix I with respect to such Distribution Date.

      The "PRIORITY I AMOUNT" for any Distribution Date means the sum of (a) the product of (i) the Priority I Percentage, (ii) the Shift Percentage and (iii) the Scheduled Principal Amount and (b) the product of (i) the Priority I Percentage, (ii) the Prepayment Shift Percentage and (iii) the Unscheduled Principal Amount.

      The "PRIORITY I PERCENTAGE" means the sum of the Principal Balances of the Class A-16 and Class A-17 Certificates divided by the Aggregate Non-PO Principal Balance.

      The "PRIORITY II AMOUNT" for any Distribution Date means the sum of (a) the product of (i) the Priority II Percentage, (ii) the Shift Percentage and
(iii) the Scheduled Principal Amount and (b) the product of (i) the Priority II Percentage, (ii) the Prepayment Shift Percentage and (iii) the Unscheduled Principal Amount.

      The "PRIORITY II PERCENTAGE" means the Principal Balance of the Class A-18 Certificates divided by the Aggregate Non-PO Principal Balance.

      The "SCHEDULED PRINCIPAL AMOUNT" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgaged Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(i) and B(iv) of the definition of "Class A Non-PO Optimal Principal Amount", but without such amounts being multiplied by the Class A Percentage.

      The "UNSCHEDULED PRINCIPAL AMOUNT" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgage Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(ii) and B(iii) of the definition of "Class A Non-PO Optimal Principal Amount", but without such amounts being multiplied by the Class A Prepayment Percentage.

      The "SHIFT PERCENTAGE" for any Distribution Date will be the percentage indicated below:

                                         DISTRIBUTION DATE OCCURRING IN             SHIFT PERCENTAGE
                                         ------------------------------             ----------------
September 2006 through August 2011                                                           0%
September 2011 and thereafter                                                              100%

      The "PREPAYMENT SHIFT PERCENTAGE" for any Distribution Date will be the percentage indicated below:

                                                                                    PREPAYMENT SHIFT
                                         DISTRIBUTION DATE OCCURRING IN                PERCENTAGE
                                         ------------------------------             ----------------
September 2006 through August 2011                                                           0%
September 2011 through August 2012                                                          30%
September 2012 through August 2013                                                          40%
September 2013 through August 2014                                                          60%
September 2014 through August 2015                                                          80%
September 2015 and thereafter                                                              100%

Appendix I

Planned Principal Balances as Percentages of Initial Principal Balance

PAC Certificates

                                                   Percentage of
                                                 Initial Aggregate
                    Distribution Date            Principal Balance
                    -----------------            -----------------
                    September 2006                 99.69408322
                      October 2006                 99.33632060
                     November 2006                 98.92723233
                     December 2006                 98.46694876
                      January 2007                 97.95563313
                     February 2007                 97.39348153
                        March 2007                 96.78072284
                        April 2007                 96.11761862
                          May 2007                 95.40446296
                         June 2007                 94.64158229
                         July 2007                 93.82933530
                       August 2007                 92.96811250
                    September 2007                 92.05833613
                      October 2007                 91.10045976
                     November 2007                 90.09496793
                     December 2007                 89.04237580
                      January 2008                 87.94322878
                     February 2008                 86.79810201
                        March 2008                 85.60759987
                        April 2008                 84.37235564
                          May 2008                 83.09303071
                         June 2008                 81.77031417
                         July 2008                 80.40492217
                       August 2008                 78.99759729
                    September 2008                 77.54910784
                      October 2008                 76.06024725
                     November 2008                 74.53183324
                     December 2008                 72.96470716
                      January 2009                 71.39723392
                     February 2009                 69.84016395
                        March 2009                 68.29343014
                        April 2009                 66.75696577
                          May 2009                 65.23070453
                         June 2009                 63.71458062
                         July 2009                 62.20852858
                       August 2009                 60.71248343
                    September 2009                 59.22638059
                      October 2009                 57.75015595
                     November 2009                 56.28374574
                     December 2009                 54.82708664
                      January 2010                 53.38011579
                     February 2010                 51.94277064
                        March 2010                 50.51498914
                        April 2010                 49.09670959
                          May 2010                 47.68787075
                         June 2010                 46.28841167
                         July 2010                 44.89827195
                       August 2010                 43.51739140
                    September 2010                 42.14571042
                      October 2010                 40.78316965
                     November 2010                 39.42971018
                     December 2010                 38.08527346
                      January 2011                 36.74980135
                     February 2011                 35.42323608
                        March 2011                 34.10552021
                        April 2011                 32.79659677
                          May 2011                 31.49640906
                         June 2011                 30.20490083
                         July 2011                 28.92201615
                       August 2011                 27.64769945
                    September 2011                 26.46752350
                      October 2011                 25.29569927
                     November 2011                 24.13217265
                     December 2011                 22.97688982
                      January 2012                 21.82979732
                     February 2012                 20.69084207
                        March 2012                 19.55997129
                        April 2012                 18.43713261
                          May 2012                 17.32227393
                         June 2012                 16.21534358
                         July 2012                 15.11629013
                       August 2012                 14.02506254
                    September 2012                 12.96112878
                      October 2012                 11.90478778
                     November 2012                 10.85598971
                     December 2012                  9.81468507
                      January 2013                  8.78082475
                     February 2013                  7.75435989
                        March 2013                  6.73524194
                        April 2013                  5.72342277
                          May 2013                  4.71885447
                         June 2013                  3.72148948
                         July 2013                  2.73128054
                       August 2013                  1.74818070
                    September 2013                  0.81518578
                      October 2013                  0.00000000


Appendix I

Scheduled Principal Balances as Percentages of Initial Principal Balance

Scheduled Certificates

                                                  Percentage of
                                                Initial Aggregate
                  Distribution Date             Principal Balance
                  -----------------             -----------------
                    September 2006                 99.91386472
                      October 2006                 99.80943420
                     November 2006                 99.68612992
                     December 2006                 99.54401184
                      January 2007                 99.38316680
                     February 2007                 99.20370840
                        March 2007                 99.00577688
                        April 2007                 98.78953932
                          May 2007                 98.55518924
                         June 2007                 98.30294664
                         July 2007                 98.03305752
                       August 2007                 97.74579388
                    September 2007                 97.44145316
                      October 2007                 97.12035800
                     November 2007                 96.78285580
                     December 2007                 96.42931836
                      January 2008                 96.06014108
                     February 2008                 95.67574268
                        March 2008                 95.27656452
                        April 2008                 94.86306984
                          May 2008                 94.43574328
                         June 2008                 93.99509000
                         July 2008                 93.54163504
                       August 2008                 93.07592224
                    September 2008                 92.59851380
                      October 2008                 92.10998904
                     November 2008                 91.61094372
                     December 2008                 91.10198896
                      January 2009                 90.59713164
                     February 2009                 90.10022076
                        March 2009                 89.61116188
                        April 2009                 89.12986160
                          May 2009                 88.65622740
                         June 2009                 88.19016760
                         July 2009                 87.73159156
                       August 2009                 87.28040940
                    September 2009                 86.83653224
                      October 2009                 86.39987192
                     November 2009                 85.97034128
                     December 2009                 85.54785400
                      January 2010                 85.13232452
                     February 2010                 84.72366824
                        March 2010                 84.32180128
                        April 2010                 83.92664072
                          May 2010                 83.53810428
                         June 2010                 83.15611068
                         July 2010                 82.78057924
                       August 2010                 82.41143036
                    September 2010                 82.04858492
                      October 2010                 81.69196472
                     November 2010                 81.34149240
                     December 2010                 80.99709128
                      January 2011                 80.65868536
                     February 2011                 80.32619956
                        March 2011                 79.99955952
                        April 2011                 79.67869144
                          May 2011                 79.36352244
                         June 2011                 79.05398032
                         July 2011                 78.74999352
                       August 2011                 78.45149124
                    September 2011                 78.18179588
                      October 2011                 77.91729496
                     November 2011                 77.65791996
                     December 2011                 77.40360312
                      January 2012                 77.15427740
                     February 2012                 76.90987632
                        March 2012                 76.67033412
                        April 2012                 76.43558572
                          May 2012                 76.20556664
                         June 2012                 75.98021296
                         July 2012                 75.75946164
                       August 2012                 75.54325008
                    September 2012                 75.33882172
                      October 2012                 75.13871808
                     November 2012                 74.94287904
                     December 2012                 74.75124508
                      January 2013                 74.56375724
                     February 2013                 74.38035712
                        March 2013                 74.20098708
                        April 2013                 74.02558984
                          May 2013                 73.85410884
                         June 2013                 73.68648804
                         July 2013                 73.52267200
                       August 2013                 73.36260580
                    September 2013                 73.21085564
                      October 2013                 72.89186996
                     November 2013                 71.33463744
                     December 2013                 69.79083856
                      January 2014                 68.26035556
                     February 2014                 66.74307164
                        March 2014                 65.23887088
                        April 2014                 63.74763832
                          May 2014                 62.26926004
                         June 2014                 60.80362292
                         July 2014                 59.35061480
                       August 2014                 57.91012452
                    September 2014                 56.54774264
                      October 2014                 55.19674208
                     November 2014                 53.85702216
                     December 2014                 52.52848312
                      January 2015                 51.21102592
                     February 2015                 49.90455236
                        March 2015                 48.60896508
                        April 2015                 47.32416752
                          May 2015                 46.05006380
                         June 2015                 44.78655900
                         July 2015                 43.53355884
                       August 2015                 42.29096980
                    September 2015                 41.11848156
                      October 2015                 39.95517880
                     November 2015                 38.80098224
                     December 2015                 37.65581320
                      January 2016                 36.51959364
                     February 2016                 35.39224612
                        March 2016                 34.27369376
                        April 2016                 33.16386036
                          May 2016                 32.06267032
                         June 2016                 30.97004856
                         July 2016                 29.88592072
                       August 2016                 28.77131832
                    September 2016                 27.66547968
                      October 2016                 26.56832844
                     November 2016                 25.47978884
                     December 2016                 24.39978576
                      January 2017                 23.32824472
                     February 2017                 22.26509168
                        March 2017                 21.21025328
                        April 2017                 20.16365676
                          May 2017                 19.12522984
                         June 2017                 18.09490092
                         July 2017                 17.07259888
                       August 2017                 16.05825324
                    September 2017                 15.05179392
                      October 2017                 14.05315156
                     November 2017                 13.06225728
                     December 2017                 12.07904272
                      January 2018                 11.10344008
                     February 2018                 10.13538204
                        March 2018                  9.17480192
                        April 2018                  8.22163344
                          May 2018                  7.27581092
                         June 2018                  6.33726916
                         July 2018                  5.40594348
                       August 2018                  4.48176972
                    September 2018                  3.56468416
                      October 2018                  2.65462364
                     November 2018                  1.75152548
                     December 2018                  0.85532748
                      January 2019                  0.00000000